Exhibit 99.1

Ultralife Batteries, Inc. to Present at the Roth Capital Partners 17th
                    Annual Growth Stock Conference

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 16, 2005--Ultralife Batteries, Inc. (NASDAQ:ULBI) will be presenting on February 23, 2005 at The Roth Capital Partners 17th Annual Growth Stock Conference taking place at the St. Regis Monarch Beach Resort and Spa in Dana Point, California.
    Ultralife Batteries management is scheduled to make a presentation at 11:00 a.m. ET. A live webcast and replay of the presentation will be available in the Investor Info - Event Calendar section of the company's Web site: http://www.ultralifebatteries.com/invest.asp.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at: www.ultralifebatteries.com.

    About the Roth Capital Partners 17th Annual Growth Stock
Conference.

    This annual event is the largest of its kind for micro and small cap companies. It provides a concentrated forum where Institutional Investors can meet the executives of growth companies handpicked by Roth Capital's research team. The conference will highlight more than 220 leading growth companies in sectors such as Technology, Healthcare, Financial Services and Consumer Products. The average market cap of this year's presenters is approximately $330 million, with a median of $185 million. This closely mirrors the average and median market cap for the proposed Russell Microcap(TM) Index which is expected to be approximately $277 million and $176 million respectively. More information about the conference is available at: http://www.rothcp.com/CorporateInformation/GeneralInformation.asp

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com